Exhibit 99.1

FOR IMMEDIATE RELEASE	October 4, 2005

Gregg Appliances, Inc. Announces Exchange Offer for 9.0% Senior Notes Due 2013

INDIANAPOLIS, INDIANA, October 4, 2005 — Gregg Appliances, Inc. (hhgregg or the “Company”) announces that on September 30, 2005, the Securities and Exchange Commission declared effective the registration statement for the Company’s offer to exchange up to $165,000,000 principal amount of 9% Senior Notes due 2013 for a like principal amount of 9% Senior Notes due 2013. The new notes have substantially identical terms as the original notes, except that the new notes have been registered under the Securities Act of 1933, as amended.

The Company expects to commence the exchange offer immediately. The exchange offer will expire at midnight, New York City time, on October 31, 2005 (the “Expiration Date”), or such later date and time to which the Company may extend it. Tenders of the original notes may be withdrawn at any time prior to midnight, New York City time, on the Expiration Date.

The terms of the exchange offer and other information relating to the Company are set forth in the prospectus dated September 30, 2005 contained within the Company’s registration statement for the new notes. Wells Fargo Bank, National Association, has been appointed as the exchange agent for the exchange offer. All executed Letters of Transmittal, questions and requests for assistance, request for additional copies of the prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the exchange agent at the address set forth below:

By Registered and Certified Mail: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 P.O. Box 1517 Minneapolis, MN 55480	By Overnight Courier or Regular Mail: Wells Fargo Bank, N.A. Corporate Trust Operations MAC N9303-121 6th & Marquette Avenue Minneapolis, MN 55479

By Hand Delivery: Wells Fargo Bank, N.A. Corporate Trust Services 608 2nd Avenue South Northstar East Building - 12th Floor Minneapolis, MN 55402	By Facsimile: Wells Fargo Bank, N.A. Attention: Corporate Trust Services Fax No.: 612-667-6282

For more information or confirmation by telephone please call 800-344-5128.

Delivery other than as set forth above will not constitute a valid delivery. Beneficial owners of notes held in street name may also contact their broker, dealer, commercial bank, trust company, or other nominee in whose name the notes are registered for assistance concerning this exchange offer.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws relating to the exchange offer. These statements are based upon management’s current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements discussed in the Company’s filings with the U.S. Securities and Exchange Commission.

About hhgregg

hhgregg is a leading specialty retailer of premium video products, including digital televisions and home theatre systems, brand name appliances, audio products and accessories. hhgregg currently operates 62 retail stores in Ohio, Indiana, Georgia, Tennessee, Kentucky, North Carolina, South Carolina and Alabama.